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                                  EXHIBIT 99.1


                      INHALE ANNOUNCES PROPOSED ISSUANCE OF
                       CONVERTIBLE SUBORDINATED DEBENTURES

SAN CARLOS, CA, SEPTEMBER 29, 1999 -- Inhale Therapeutic Systems, Inc. (Nasdaq:INHL) today announced that it intends to issue $100 million aggregate principal amount of convertible subordinated debentures ($120 million if the over-allotment option is exercised in full). It intends to sell the debentures in a private offering in the United States to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, and a limited number of accredited investors under Rule 501 of the Securities Act. The debentures will be convertible into shares of Inhale's common stock and will have a seven-year term.

The net proceeds of the offering will be used by Inhale to fund expansion of its production capabilities and facilities, various product and technology development programs, acquisitions, working capital and general corporate purposes. The offering is subject to market conditions and other factors.

The debentures to be offered will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.

This release contains forward-looking statements that reflect management's current views as to Inhale's collaborative arrangements, clinical trials, product developments, manufacturing scale-up, and other future events and operations. These forward-looking statements involve uncertainties and other risks that are detailed in Inhale's reports and other filings with the SEC, including its Form 10-Q for the fiscal quarter ended June 30, 1999. Actual results could differ materially from these forward-looking statements.



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